Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

October 25, 2017

Titan Pharmaceuticals, Inc.

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as securities counsel for Titan Pharmaceuticals, Inc., a Delaware corporation (the “Company”) in connection with the resale from time to time of up to 280,612 shares of common stock, $0.0001 par value per share (the “Resale Shares”) of the Company pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) by the Selling Stockholder named in the Registration Statement or in a subsequently filed Prospectus, as more fully described in the Registration Statement. The Resale Shares are issuable upon exercise of currently outstanding warrants (the “Warrants”).

In rendering our opinions set forth below, we have reviewed (i) the Company’s Certificate of Incorporation, as amended and Bylaws, as amended;  (ii) the Warrants; and (iii) such corporate documents and records of the Company, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion letter. As to facts material to the opinions expressed herein, we have relied upon oral and written statements and representations of officers and other representatives of the Company. We also have assumed (a) the authenticity of all documents submitted to us as originals; (b) the conformity to the originals of all documents submitted to us as copies; (c) the genuineness of all signatures; (d) the legal capacity of natural persons; and (e) the receipt of consideration for the Resale Shares as provided in the Warrants, or otherwise as approved by the Board of Directors of the Company, which facts we have not independently verified.

Based upon such examination, and subject to the further assumptions, qualifications and limitations contained herein, it is our opinion that the Resale Shares have been duly and validly authorized, and upon the exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations with respect thereto.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S−K under the Securities Act and to the reference to our firm therein and in the Prospectus and any Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP